EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made on September 13, 2017 between Ashford Inc., a corporation organized under the laws of the State of Maryland and having its principal place of business at Dallas, Texas, ASHFORD HOSPITALITY ADVISORS, LLC, a Delaware limited liability company organized under the laws of the State of Delaware and having its principal place of business at Dallas, Texas (hereinafter, the “Company”) and MARK NUNNELEY, an individual residing in Dallas, Texas (the “Executive”).
RECITALS:
WHEREAS, the Company and the Executive are parties to a certain Employment Agreement (the “Original Agreement”), dated November 12, 2014;
WHEREAS, the parties desire to amend and restate the Original Agreement upon the terms and conditions specified herein.
NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:
1.EMPLOYMENT.
(a)    POSITIONS. During the Term (defined below), the Executive shall be employed by the Company to serve as Chief Accounting Officer of the Company, Ashford Inc., Ashford Hospitality Trust, Inc. (“Ashford Trust”) and Ashford Hospitality Prime, Inc. (“Ashford Prime”). In addition to the foregoing, the Executive shall serve the subsidiaries and affiliates of the Company, Ashford Inc., Ashford Trust, Ashford Prime and any other entities advised by the Company in these or other offices and capacities, including as a consultant to such entities, in each case upon the reasonable request of the Company. If the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation provided herein shall not be reduced for so long as the Executive otherwise remains employed by the Company under the terms of this Agreement.
(b)    RESPONSIBILITIES. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of Chief Accounting Officer and such other executive duties and responsibilities as the Chief Executive Officer of the Company (“AINC CEO”) or the Board of Directors of Ashford Inc. (the “AINC Board”) shall from time to time reasonably assign to the Executive. With respect to Ashford Trust and Ashford Prime, the Executive shall be required to follow all directives of the AINC CEO relating to the performance of the Company’s responsibilities pursuant to the applicable advisory agreements with each of Ashford Trust and Ashford Prime, as may be amended, unless doing so would conflict with his fiduciary duties to Ashford Trust or Ashford Prime, as applicable. The Executive shall report directly to the AINC CEO or such person(s) as the AINC CEO may designate from time to time.

(c)    EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote substantially all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not be otherwise employed. However, the Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote material managerial efforts, (ii) participate in charitable, academic or community activities or in trade or professional organizations, (iii) hold directorships in charitable or non-profit organizations, or (iv) subject to AINC CEO and AINC Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in for profit companies, except only that the AINC CEO or the AINC Board shall have the right to limit such services as a director or such participation whenever the AINC CEO or the AINC Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by the Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.
2.    TERM. Upon the full execution and delivery hereof, this Agreement shall become effective and shall continue for a Term ending on December 31, 2017 (the “Initial Termination Date”) unless it is sooner terminated pursuant to Section 6; provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Company or the Executive elect not to extend the Term of this Agreement by notifying the other party in writing of such election not less than one hundred twenty (120) days prior to the expiration of the then current Term. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extension pursuant to this Section 2 or early termination of employment pursuant to Section 6.
3.    SALARY. The Company shall pay the Executive a Base Salary which shall be payable in periodic installments, less statutory deductions and withholdings, according to the Company’s normal payroll practices. Effective as of January 1, 2017, the Executive’s base salary shall be THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) per year. The AINC Board or a compensation committee duly appointed by the AINC Board (the “Compensation Committee”) shall thereafter review the Executive’s Base Salary annually to determine within its sole discretion whether and to what extent the Executive’s salary may be increased, but in no event shall it be decreased (for the purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3).
4.    ANNUAL INCENTIVE AWARDS.
(a)    INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus (the “Incentive Bonus”) for each calendar year during the Term of this Agreement based on the level of accomplishment of management and performance objectives as established by the AINC CEO, the AINC Board or the Compensation Committee. Except as otherwise provided in Section 7, if the Executive is not employed for the full calendar year, the Executive shall be paid a pro-rated Incentive Bonus in an amount equal to the product of (x) the amount of the Incentive Bonus for the calendar year to which the Executive would have been entitled if the Executive had remained employed for the entire calendar year and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the last day of his employment and the denominator of which is the 365 days of the calendar year. The targeted Incentive Bonus for the Term commencing January 1, 2017, is 50% to 125% of Base Salary (as determined by the Compensation Committee), and in no event shall such targeted Incentive Bonus be decreased. The Incentive Bonus shall be paid as soon as reasonably practical following each calendar year but not later than June 1st of the following year.
(b)    INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Term, the Executive shall be entitled to participate in all other short- and long-term incentive plans, stock and option plans, long term incentive partnership (“LTIP”) plans, practices, policies and other programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company or Ashford Inc., as may be adopted, or amended from time to time, by the Compensation Committee, including, without limitation, equity incentive programs of other companies advised by the Company.
5.    BENEFITS.
(a)    VACATION. The Executive will be entitled to paid vacation in conformance with the Company’s vacation policy for senior executives but in no event less than four (4) weeks of paid vacation per calendar year. Vacation time not used within the calendar year will not carry forward. The Executive shall not be entitled to cash in lieu of any unused vacation time except as provided herein.
(b)    SICK LEAVE. The Executive shall be entitled to paid sick leave in accordance with the sick leave policies of the Company in effect for other senior executive officers.
(c)    EMPLOYEE BENEFITS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in other benefits maintained by the Company or Ashford Inc. for its senior executive officers, as such benefits may be modified from time to time and for all such employees, such as, without limitation, any medical, dental, vision, pension, 401(k), deferred compensation, accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other senior executives of the Company or Ashford Inc. The Executive will also be entitled to appropriate office space, administrative support, secretarial assistance, and such other facilities and services as are suitable to the Executive’s positions and as required for the performance of the Executive’s duties.
(d)    EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis not less favorable than that applicable to other senior executives of the Company or Ashford Inc., including, without limitation, telephone (including in-home, office and cellular telephone, DSL and/or wi-fi costs), travel and entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of supporting receipts or documentation.

(e)    D&O INSURANCE COVERAGE. During and for a period three (3) years after the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer of the Company, Ashford Inc., Ashford Trust, Ashford Prime and other entities advised by the Company on a basis no less favorable to him than the coverage provided current officers or directors.
6.    TERMINATION. The employment of the Executive by the Company and this Agreement (except as otherwise provided herein) shall terminate upon the occurrence of any of the following:
(a)    DEATH OR DISABILITY. Immediately upon death or Disability of the Executive. As used in this Agreement, “Disability” shall mean an inability to perform the essential functions of his duties, with or without reasonable accommodation, for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Executive (or his guardian) and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive (or his guardian) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.
(b)    FOR CAUSE. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive unless the Executive fully corrects the circumstances constituting Cause within the cure periods provided below, if applicable. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of the following:
(i)    The conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing criminal liability upon the Executive on a PER SE basis due to any offices held by the Executive pursuant to the terms of this Agreement, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the AINC CEO or the AINC Board except as permitted in Section 1(b));
(ii)    willful breach of duty of loyalty which is materially detrimental to the Company, Ashford Inc. or any entity advised by the Company, except as permitted in Section 1(b), which is not cured to the reasonable satisfaction of the AINC CEO or the AINC Board within thirty (30) days following written warning to the Executive from the AINC CEO or the AINC Board describing the alleged circumstances, provided that if there is an inconsistency in directives given by the AINC Board as compared to a directive from the AINC CEO, the AINC Board directives shall control;

(iii)    willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the lawful directives of the AINC CEO or the AINC Board, except as permitted in Section 1(b), which continues for thirty (30) days after written warning to the Executive that it will be deemed a basis for a “For Cause” termination, provided that if there is an inconsistency in directives given by the AINC Board as compared to a directive from the AINC CEO, the AINC Board directives shall control;
(iv)    gross negligence or willful misconduct in the performance of the Executive’s duties (which is not cured by the Executive within 30 days after written warning from the AINC CEO);
(v)    the Executive’s willful commission of an act of dishonesty resulting in material economic or financial injury to the Company, Ashford Inc. or any entity advised by the Company or willful commission of fraud; or
(vi)    the Executive’s chronic absence from work for reasons other than illness which is not cured to the reasonable satisfaction of the AINC CEO within 30 days following written warning to the Executive from the AINC CEO describing the alleged circumstances.
For purposes of this Section, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company, Ashford Inc. or the entities advised by the Company, as applicable. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the AINC Board, a directive of the AINC CEO, or based upon the advice of outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company, Ashford Inc. or the entities advised by the Company, as applicable.
(c)    WITHOUT CAUSE OR GOOD REASON. At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon sixty (60) days’ prior written notice to the Executive or to the Company, as the case may be; provided, however, that if the Executive gives notice, without Good Reason, the Company may waive all or a portion of the sixty (60) days’ written notice and accelerate the effective date of the termination.
(d)    FOR GOOD REASON. At the election of the Executive, for Good Reason, which is not cured by the Company within thirty (30) days after written notice from the Executive to the Company setting forth a description of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, omissions or events occurring without the Executive’s prior written consent:
(i)    the assignment to the Executive of any duties, responsibilities, or reporting requirements inconsistent with Section 1(b) or with his position as Chief Strategy Officer of the Company or Ashford Inc., or any material diminishment, on a cumulative basis, of the Executive’s overall duties, responsibilities, or status, including failure of Ashford Inc. or the Company to recommend to the board of directors of each of Ashford Trust and Ashford Prime that the Executive serve as the Chief Strategy Officer of such entities without the Executive’s prior written consent;
(ii)    a reduction by the Company in the Executive’s annual Base Salary or targeted Incentive Bonus;
(iii)    the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location outside the greater Dallas metropolitan area; or
(iv)    any material breach by the Company of any provision of this Agreement.
(e)    NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 16(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (provided that the date specified shall not be more than thirty (30) days after the giving of the notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(f)    DATE OF TERMINATION. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice (provided that the date specified shall not be more than thirty (30) days after the giving of the notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or such later date specified in such notice, (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the date on which the Executive notifies the Company of such termination or such later date specified in such notice, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability or non-renewal of this Agreement, the Date of Termination shall be the date of death or Disability of the Executive or the Agreement’s non-renewal date, as the case may be.
7.    EFFECTS OF TERMINATION.
(a)    TERMINATION BY THE COMPANY WITHOUT CAUSE; OR NON-RENEWAL BY THE COMPANY. If the employment of the Executive should terminate by reason of (i)

termination by the Company for any reason (other than Cause) or (ii) the Company’s failure to renew this Agreement, then all compensation and benefits for the Executive shall be as follows:
(i)    The Executive shall be paid, in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation through the Date of Termination, and any Incentive Bonus required to be paid to the Executive pursuant to Section 4(a) above for the prior calendar year to the extent not previously paid, and reimbursement of all expenses through the Date of Termination as required pursuant to Section 5(d) hereof (the “Accrued Obligations”), and (B) two (2) (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Termination Date plus (y) the average Incentive Bonus received by the Executive for the three complete calendar years or such lesser number of calendar years as the Executive has been employed by the Company) immediately prior to the Termination Date (the “Severance Payment”).
(ii)    At the time when incentive bonuses are paid to the Company’s other senior executives for the calendar year of the Company in which the Date of Termination occurs, the Executive shall be paid a pro-rated Incentive Bonus in an amount equal to the product of (x) the amount of the Incentive Bonus to which the Executive would have been entitled if the Executive’s employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the Date of Termination and the denominator of which is the 365 days of the calendar year (a “Pro-Rated Bonus”).
(iii)    The Company will allow the Executive and his dependents, at the Company’s cost, to continue to participate for a period of twenty-four (24) months following the Date of Termination in the Company’s medical, dental and vision plan in effect as of the Date of Termination. The Company’s payment of this medical coverage will be made monthly during this period of coverage. To the extent such medical benefits are taxable to the Executive, such benefits will not affect benefits to be provided in any other taxable year, and such amounts are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) as “in-kind benefits”. In addition, the Company will reimburse the Executive for a period of twenty-four (24) months following the Date of Termination for the cost of coverage for life insurance and long-term disability insurance, based upon the level of such benefits that were provided to the Executive under the Company’s life insurance and long-term disability plans in effect as of the Date of Termination, which reimbursements will be paid within seven (7) days after the Executive pays any applicable premium. (The amount of any such reimbursements may not affect the expenses eligible for reimbursement in any other year. Such reimbursements are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).) (Collectively, these welfare benefits under (iii) are referred to as the “Other Benefits”). If the Executive engages in regular employment after his termination of employment with any organization, any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the Other Benefits provided by the Company will relieve the Company of its obligation under this Section 7(a)(iii) to provide comparable benefits to the extent of the benefits so received, and such benefit hereunder shall be forfeited.
(iv)    Any annual performance shares, restricted shares, LTIP units or options awarded under Section 4(b) hereof shall immediately vest. Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 7(a), all outstanding stock options, restricted stock, LTIP units, and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. Further, the Company agrees that upon a termination by the Company without cause or a non-renewal by the Company, to the extent any LTIP units held by Executive have yet to reach the economic equivalent of common units, the LTIP units shall be fully vested (as provided above) but shall continue to be subject to the earn-up provisions of the organizational documents of the issuer, and the Company shall take all reasonable efforts to cause such LTIP units to fully earn-up in accordance with such provisions.
(b)    TERMINATION BY THE EXECUTIVE WITH GOOD REASON. In the event that the Executive’s employment is terminated by the Executive with Good Reason, the Company will pay the Executive the same Accrued Obligations, Severance Payment, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 7(a)(i) (ii), (iii) and (iv) above at the times as provided in such sections. Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 7(b), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. Further, the Company agrees that upon a termination by the Executive with Good Reason, to the extent any LTIP units held by Executive have yet to reach the economic equivalent of common units, the LTIP units shall be fully vested (as provided above) but shall continue to be subject to the earn-up provisions of the organizational documents of the issuer, and the Company shall take all reasonable efforts to cause such LTIP units to fully earn-up in accordance with such provisions.
(c)    TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated by the Executive without Good Reason including a resignation by the Executive without Good Reason and including an election not to renew this Agreement by the Executive, the Company will pay the Executive the Accrued Obligations as provided in Section 7(a)(i) above but the Executive shall not be entitled to the Severance Payment, Pro-rated Bonus and accelerated vesting set forth in Sections 7(a)(i), (ii) and (iv) hereof; provided, however, the Company shall allow the Executive and his dependents, at the Company’s cost, during the Non-Compete Period (hereinafter defined), to continue to participate in the Company’s Other Benefits in effect as of the Date of Termination as provided and paid in the manner set forth in Section 7(a)(iii), but only through the expiration of the Non-Compete Period. If the Executive engages in regular employment after his Date of Termination with any organization, any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the Other Benefits provided by the Company will relieve the Company of its obligation under this Section 7(c) to provide comparable benefits to the extent of the benefits so received, and such benefit hereunder shall be forfeited. In addition, subject to the Executive honoring the non-compete covenant in Section 10(a) hereof, the Company shall pay the Executive a non-compete payment (the “Non-Compete Payment”) equal to the Severance Payment determined with a Severance Multiple equal to one (1). Subject to the Executive honoring the non-compete covenant in Section 10(a) hereof, the Non-Compete Payment shall be paid monthly over the one-year Non-Compete Period following the Date of Termination in equal monthly installments of one-twelfth (1/12th) of the Non-Compete Payment.
(d)    TERMINATION BY THE COMPANY FOR CAUSE. If the Executive’s employment is terminated by the Company for Cause, the Company will pay the Executive the Accrued Obligations as provided in Section 7(a)(i) above but the Executive shall not be entitled to the Severance Payment, Pro-Rated Bonus, the Other Benefits and accelerated vesting set forth in Sections 7(a)(i), (ii), (iii) and (iv) hereof.
(e)    TERMINATION FOR DEATH OR DISABILITY. If the employment of the Executive should terminate by reason of death or Disability of the Executive, then, the Company will pay the Executive the same Accrued Obligations, Severance Payment, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 7(a)(i) (ii), (iii) and (iv) above at the times as provided in such sections; provided, however, the Severance Multiple for calculation of the Severance Payment shall be one (1). Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 7(e), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. Further, the Company agrees that upon a termination by reason of death or disability of the Executive, to the extent any LTIP units held by Executive have yet to reach the economic equivalent of common units, the LTIP units shall be fully vested (as provided above) but shall continue to be subject to the earn-up provisions of the organizational documents of the issuer, and the Company shall take all reasonable efforts to cause such LTIP units to fully earn-up in accordance with such provisions.

(f)    TERMINATION OF AUTHORITY. Immediately upon the Date of Termination or upon the expiration of this Agreement, notwithstanding anything else to the contrary contained herein or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the AINC Board at any time following the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason (including Executive’s termination of his employment after a Change in Control (as defined herein) or an election by the Executive not to renew this Agreement), the Executive agrees to resign immediately from the AINC Board, if then a member, and from the board of any other entity advised by the Company.
(g)    RELEASE OF CLAIMS. As a condition of Executive’s entitlement to the Severance Payment, Pro-Rated Bonus, Non-Compete Payment and Other Benefits provided by this Agreement, the Executive shall be required to execute the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit “A” (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof) (the “Release”) within the applicable time period provided in the Release (the “Applicable Release Period”); and shall forfeit all payments hereunder if it is not so timely executed; provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.
(h)    CODE SECTION 409A AND TERMINATION PAYMENTS. All payments provided under this Agreement shall be subject to this Section 7(h). Notwithstanding anything herein to the contrary, to the extent that the AINC Board reasonably determines, in its sole discretion, that any payment or benefit to be provided under this Agreement to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive’s death (such date is referred to herein as the “Distribution Date”), provided, if at such time Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), Executive shall receive payments during the six-month period immediately following the Date of Termination equal to the lesser of (x) the amount payable under this Agreement, as the case may be, or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the Termination Date occurs (with any amounts that otherwise would have been payable under this Agreement during such six-month period being paid on the first regular payroll date following the six-month anniversary of the Date of Termination). In the event that the AINC Board determines that the commencement of any of the employee benefits to be provided under this Agreement are to be delayed pursuant to the preceding sentence, the Company shall require Executive to bear the full cost of such employee benefits until the Distribution Date at which time the Company shall reimburse Executive for all such costs. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4)

(“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
8.    CHANGE OF CONTROL.
(a)    CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:
(i)    any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 12(d) and 14(d) of the Exchange Act) other than (A) Ashford Inc. or any of its subsidiaries or any of its officers or directors, (B) any employee benefit plan of Ashford Inc. or the Company or any of their subsidiaries, (C) any Remington Affiliate, (D) a company owned, directly or indirectly, by stockholders of Ashford Inc. in substantially the same proportions as their ownership of Ashford Inc., or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Ashford Inc. representing 30% or more of the shares of voting stock of Ashford Inc. then outstanding (for purposes hereof, “Remington Affiliate” shall mean Remington Holdings L.P., or any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Remington Holdings L.P.);
(ii)    the consummation of any merger, reorganization, business combination or consolidation of the Company, Ashford Inc. or one of the subsidiaries of the Company or Ashford Inc. with or into any other company (other than a Remington Affiliate), other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company or Ashford Inc., as applicable, outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of Ashford Inc. or the surviving company or the parent of such surviving company;
(iii)    the consummation of the sale or disposition by Ashford Inc. of all or substantially all of Ashford Inc.’s assets, other than a sale or disposition if the holders of the voting securities of Ashford Inc. outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or the stockholders of Ashford Inc. approve a plan of complete liquidation or dissolution of Ashford Inc.; or
(iv)    individuals who, as of the Effective Date, constitute the AINC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the AINC Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election to the Board was approved or recommended to stockholders of Ashford Inc. by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the AINC Board.
(b)    CERTAIN BENEFITS UPON A CHANGE OF CONTROL.
(i)    If a Change of Control occurs during the Term and the Executive’s employment is terminated by the Company without Cause (or not renewed by the Company) or by the Executive for Good Reason on or before the one (1) year anniversary of the effective date of the Change of Control, then the Executive shall be entitled to the Accrued Obligations, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 7(a)(i), (ii), (iii) and (iv) above at the times as provided in such sections. In addition, the Executive shall be entitled to a Severance Payment determined and paid in accordance with Section 7(a)(i) above. Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 8(b)(i) by the Company without Cause (or not renewed by the Company) or by the Executive for Good Reason, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full.
(i)    If a Change of Control occurs during the Term and the Executive’s employment is terminated by the Executive without Good Reason, on or before the one (1) year anniversary of the effective date of the Change of Control, then the Executive shall be entitled to the Accrued Obligations, Pro-Rated Bonus, Other Benefits and limited accelerated vesting as provided in Section 7(a)(i),(ii), (iii) and (iv) above at the times as provided in such sections; provided, however, only annual performance shares, restricted shares, LTIP units or options awarded prior to the date hereof, including such awards granted to the Executive prior to the date hereof under equity incentive plans of other companies advised by the Company, shall become immediately vested and exercisable in full. Any unvested portion of annual performance shares, restricted shares, LTIP units or options awarded on or after the date hereof (including such awards granted to the Executive on or after the date hereof under equity incentive plans of other companies advised by the Company) shall be forfeited by the Executive on the Date of Termination.
(ii)    All payments under this Section 8(b) are subject to the restrictions set forth in Section 7(h) and may be delayed as set forth in Section 7(h) in order to satisfy the requirements of Section 409A of the Internal Revenue Code.

9.    CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that the Executive has and will have access to confidential and proprietary information of the Company, Ashford Inc. and any entity advised by the Company, which, in each case, constitute valuable, special, and unique assets of such entity. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to the Executive, the Company, Ashford Inc., any entity advised by the Company, other employees of the Company, or others in a confidential relationship with the Company, Ashford Inc. or any entity advised by Ashford Inc., and relating to the business of the Company, Ashford Inc. or such other entity, as applicable (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time), which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work.
The Executive acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. The Executive further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information. Finally, the Executive acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.
The Executive shall not, during the Term or at any time thereafter, use for personal gain or detrimentally to the Company all or any part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. Notwithstanding the foregoing, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company, Ashford Inc. or an entity advised by the Company or the affiliated entities of such entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company, Ashford Inc. or an entity advised by the Company or the affiliated entities of such entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 9.

The Executive acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, or within seven (7) business days of the Company’s request under any other circumstances, the Executive shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods and techniques, capital markets, investor relationships and similar items, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.
In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees, if legally permissible, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy; provided, however, that the Executive shall not be required to take any action in violation of applicable laws. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.
By this Agreement, the company is providing the Executive with rights that the Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, the Executive agrees that: (i) he is being provided with access to Confidential Information to which he has not previously had access; and (ii) all goodwill developed with the Company’s clients, customers and other business contacts by the Executive is the exclusive property of the Company. The Executive waives and releases any claim that he should be able to use, for the benefit of any competing person or entity, client and customer goodwill or Confidential Information that was previously received or developed by the Executive while working for the Company, Ashford Inc. or any entity advised by the Company.
10.    NON-COMPETITION, NON-SOLICITATION AND NON-INTERFERENCE.
(a)    NON-COMPETITION. During the Term and any Non-Compete Period (hereinafter defined), the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder or partner engage in any “Competitive Business”; PROVIDED, HOWEVER, the foregoing shall not prohibit or limit the Executive’s right to pursue and maintain passive investments allowed pursuant to Section 1(c) hereof.
For purposes of this Section 10(a), “Competitive Business” means acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties in the United States or in any international market in which the Company or any clients it advises conduct such business or originating or acquiring loans in respect of hotel properties in the United States or in any international market in which the Company or any clients it advises conduct such business, in each case, where the Executive had duties or performed services for the Company, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and the Executive’s employment with the Company. The Executive may not avoid the purpose and intent of this restriction by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
For purposes of this Section 10(a), the “Non-Compete Period” shall mean the period ending on the first anniversary of his Date of Termination.
The Executive acknowledges that the services provided by the Executive are of a special, unique, and extraordinary nature. The Executive further acknowledges that his work and experience with the Company will enhance his value to a Competitive Business, and that the nature of the Confidential Information to which the Executive has immediate access and will continue to have access during the course of his employment makes it difficult, if not impossible, for him to engage in any Competitive Business without disclosing or utilizing the Confidential Information. The Executive further acknowledges that his work and experience with the Company places him in a position of trust with the Company.
(b)    NON-SOLICITATION OF EMPLOYEES. The Executive covenants and agrees that (i) during the Term, and (ii) during the period ending on the first anniversary of his Date of Termination, he shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the Executive’s Date of Termination, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable. The parties hereto agree that (i) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of the Company (or any successor entity) shall not be deemed a breach of this Section 10(b) and (ii) the employment or engagement of such persons by an entity that is not controlled by Executive and whom Executive did not encourage, solicit or induce or in any manner attempt to encourage, solicit or induce to terminate his or her employment with the Company shall not be deemed a breach of this Section 10(b).
(c)    NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use or converted by Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Executive agrees that during the Term, Executive shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.
(d)    REASONABLE RESTRAINTS. The Executive agrees that restraints imposed upon him pursuant to this Section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11.    NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding anything in this Agreement or any such plan, policy, practice or program noted above to the contrary, the timing of all payments pursuant to this Agreement or any such plan, policy, practice or program shall be subject to the timing rules specified in Section 7(h) of this Agreement.
12.    FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(a) of the Code to the extent permitted by 409A. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith. This reimbursement obligation shall remain in effect following the Executive’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any tax year shall not affect the expenses eligible for reimbursement in any other tax year. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).
13.    DISPUTES.
(a)    EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 9 or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. In the event an enforcement remedy is sought under Section 10 hereof, the time periods provided for in that Section shall be extended by one day for each day the Executive failed to comply with the restriction at issue.
(b)    ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.
14.    INDEMNIFICATION. The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any subsidiary or affiliate of the Company, any entity advised by the Company or any new platform or entity to be created by, or spun-off from, Ashford Inc., Ashford Prime or Ashford Trust. The Company’s obligations under this Section 14 shall be in addition to any other indemnification rights to which the Executive may be entitled.
15.    COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that, for a period of one (1) year following his termination of employment, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive’s other commitments, including business and family matters, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.
16.    GENERAL.
(a)    NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 16(a).
If to the Company, to:     Ashford Hospitality Advisors, LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Chief Executive Officer

with a copy to:         Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: General Counsel

and

Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Lead Director

If to the Executive, at his last residence shown on the records of the Company,
with a copy to:         ________________________________
________________________________
________________________________
________________________________
Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two (2) days after being mailed as described above.
(b)    SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)    WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(d)    COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(e)    ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.
(f)    ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, including the Original Agreement, whether written or oral, relating to the subject matter hereof, and may not be amended except by a written instrument hereafter signed by the Executive and the Company.
(g)    GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. Jurisdiction and venue shall be solely in the federal or state courts of Dallas County, Texas. This provision should not be read as a waiver of any right to removal to federal court in Dallas County.
(h)    CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.
(i)    PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.
(j)    CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
(k)    WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.
(l)    NON-DISPARAGEMENT. The Executive agrees that, during the Term and thereafter including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason), the Company’s directors, officers or other employees will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his family or his business or reputation; provided, however, the Company shall have no liability for any communication by its employees (other than its officers) that violates this non-disparagement clause, unless an officer of the Company is made aware of such communication and fails to take appropriate action to enforce this non-disparagement clause on behalf of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any government agency or entity or making the other disclosure protected under whistleblower provisions of law. Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.
(m)    CODE SECTION 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

ASHFORD HOSPITALITY ADVISORS, LLC
By: /s/ DAVID A. BROOKS
Name: David A. Brooks
Title: Vice President
Dated: September 13, 2017
ASHFORD INC.
By: /s/ DAVID A. BROOKS
Name: David A. Brooks
Title: Chief Operating Officer
Dated: September 13, 2017
EXECUTIVE:
/s/ MARK NUNNELEY
MARK NUNNELEY
Dated: September13, 2017

EXHIBIT “A”
RELEASE AND WAIVER
THIS RELEASE AND WAIVER (the “Termination Release”) is made as of the ___ day of ___, 200___ by «NAME» (the “Executive”).
WHEREAS, the Executive, and the Company have entered into an Employment Agreement (the “Agreement”) dated as of [_______], effective as of [_________] and providing certain compensation and severance amounts upon the Executive’s termination of employment; and
WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the Company’s agreement to provide the compensation and severance amounts upon the Executive’s termination of employment set out in the Agreement; and
WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company;
NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:
1.    QUALIFYING TERMINATION PAYMENTS AND CONDITIONS. The Executive and the Company acknowledge and agree that the Date of Termination is _______________, 20__. Payment of the compensation and severance amounts contained in the Agreement is subject to Executive’s execution and non-revocation of the Termination Release and is due pursuant to the terms described in the Agreement. Consistent with the revocation period described below, no such payment will be due sooner than eight days following the date that Executive executes the Termination Release.
2.    GENERAL RELEASE BY EXECUTIVE.
(a)    The Executive knowingly and voluntarily releases, acquits, covenants not to sue and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured (collectively, the “Claims”), against them which the Executive or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Texas Labor Code Section 21.001, et seq. (Texas Employment

Discrimination); Texas Labor Code Section 61.001, et seq. (Texas Pay Day Act); Texas Labor Code Section 62.002, et seq. (Texas Minimum Wage Act); Texas Labor Code Section 201.001, et seq. (Texas Unemployment Compensation Act); Texas Labor Code Section 401.001, et seq., specifically Section 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues); and Texas Genetic Information and Testing Law, each as amended, or any other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized. Expressly excluded from this General Release are Claims which cannot be waived by law.
(b)    The Executive represents that he has not filed or permitted to be filed against any of the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. Nothing herein shall prevent the Executive from seeking to enforce his rights under the Agreement. The Executive does not hereby waive or release his rights to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course.
3.    ADEA RELEASE BY EXECUTIVE. The Executive hereby completely and forever releases and irrevocably discharges the Releasees, from any and all Claims arising under the Age Discrimination in Employment Act (“ADEA”) on or before the date the Executive signs this Termination Release (the “ADEA Release”), and hereby acknowledges and agrees that: (i) this Termination Release, including the ADEA Release, was negotiated at arm’s length; (ii) this Termination Release, including the ADEA Release, is worded in a manner that the Executive fully understands; (iii) the Executive specifically waives any rights or claims under the ADEA; (iv) the Executive knowingly and voluntarily agrees to all of the terms set forth in this Termination Release, including the ADEA Release; (v) the Executive acknowledges and understands that any claims under the ADEA that may arise after the date of this Termination Release are not waived; and (vi) the rights and claims waived in this Termination Release, including the ADEA Release, are in exchange for consideration over and above anything to which the Executive was already entitled.
4.    GENERAL RELEASE BY COMPANY. The Company and its affiliates each does hereby fully, finally and completely release Executive from any and all Claims of any kind or nature arising out of the Executive’s employment with the Company arising from, relating to, or in any way connected with any facts or events occurring on or before the date of the Termination Release, provided, however, that the Executive is not released or discharged from his continuing obligations contained in the Termination Release, the Agreement, or in any other agreement with the Company.
5.    NON-DISPARAGEMENT. The Executive covenants and agrees he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing herein or in the Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process. The Company covenants and agrees its directors, officers and other employees will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Executive or his family or his business or reputation; provided, however, the Company shall have no liability for any communication by its employees (other than its officers) that violates this non-disparagement clause, unless an officer of the Company is made aware of such communication and fails to take appropriate action to enforce this non-disparagement clause on behalf of the Company. Notwithstanding the foregoing, nothing herein or in the Agreement shall preclude the Executive or the Company’s officers and directors from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
6.    REAFFIRMATION OF CONTINUING OBLIGATIONS. Nothing in this Termination Release shall be deemed to affect or relieve the Executive from any continuing obligation contained in any other agreement with the Company or the Company’s rights with respect thereto. The Executive specifically acknowledges and reaffirms his continuing non-competition and non-solicitation obligations to the Company under the Agreement. The Executive further acknowledges that this reaffirmation is material to this Termination Release, and the Executive acknowledges and agrees that his continuing non-competition and non-solicitation obligations under the Agreement are reasonable and enforceable and that he will not challenge or violate these covenants.
7.    MODIFICATION; WAIVER. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Termination Release in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.
8.    SEVERABILITY. If any provision contained in this Termination Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.
9.    COSTS. The parties hereto agree that each party shall pay its respective costs, including attorney's fees, if any, associated with this Termination Release.
10.    FULLY UNDERSTOOD; PAYMENTS RECEIVED. By signing this Termination Release, the Executive acknowledges and affirms that he has read and understands the foregoing Termination Release, agreed to the terms of the Release Agreement, and acknowledges receipt of a copy of the Termination Release. The Executive also hereby acknowledges and affirms the sufficiency of the compensation and severance amounts recited herein. The Executive further acknowledges that upon receipt of the compensation and severance amounts recited herein, he shall not be entitled to any further payment, compensation or remuneration of any kind from the Company, with respect to the Executive’s employment with the Company or otherwise.
11.    ENTIRE AGREEMENT. This Termination Release contains the entire agreement between the Executive and the Company and supersedes any and all prior understandings or agreements with respect to the subject matter hereof, whether written or oral, except as set forth herein and with respect to any of the Executive’s continuing obligations contained elsewhere (including those contained in the Agreement), which shall continue and remain in full force and effect per the terms of those covenants.
ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Company has also advised the Executive that Executive has up to twenty-one days to consider and sign the Termination Release and up to seven days after signing in which to revoke acceptance by giving notice to __________________________________ at _______________________________ by personal delivery or by mail postmarked no later than the seventh day after the Executive signs the Termination Release. The Executive acknowledges and agrees that any changes in the terms of this Termination Release, whether material or immaterial, after the date upon which the Executive first received this Termination Release shall not affect or restart the above-referenced twenty-one day consideration period.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto has executed this Termination Release under seal as of the day and year first above written.

ASHFORD HOSPITALITY ADVISORS, LLC
By:
Name:
Title:
Dated:
EXECUTIVE:

MARK NUNNELEY
Dated: